Exhibit 99.1

EDGAR Online, Inc. Second Quarter Subscription Revenue Increases 16%

    SOUTH NORWALK, Conn.--(BUSINESS WIRE)--July 27, 2004--EDGAR(R) Online(R), Inc (NASDAQ:EDGR) today reported second quarter 2004 subscription growth of 16% over the same period last year and growth of 7% from the previous quarter. Since inception, the Company's subscription revenues, which consist of billings for EDGAR Online Pro and EDGAR Online Access, have grown incrementally each quarter. The average annual revenue per subscriber increased 15% from the second quarter of 2003. EDGAR Online is a financial information company specializing in making complex regulatory reporting by public companies actionable and easy-to-use.
    EDGAR Online's deferred revenue at the end of the second quarter 2004 was $2.7 million, a 30% increase over the same quarter last year and up 18% from last quarter. This represents billings that will be recognized as revenue in future quarters. The Company reported overall revenue of $3.2 million for the quarter ended June 30, 2004 compared to $4.0 million in the same quarter last year. Strong growth in the Company's core subscription business was offset by an anticipated decline in the Company's lower margin technical services revenues. Technical services are expected to remain relatively flat for the remainder of 2004 and the Company expects overall revenue increases on a sequential and year over year basis beginning in the third quarter of 2004.
    "We have completed our shift in strategy to focus on subscriptions and data sales which are highly-scalable and recurring," said Susan Strausberg, President and CEO of EDGAR Online. "By focusing on our core business, we will create sustainable long-term growth for our shareholders. I am very pleased that the Company exhibited the highest subscription and deferred revenue levels in our history. Driven by our premium product, EDGAR Online Pro, we expect continued subscription growth and an increasing average price per subscriber."
    During the second quarter of 2004, gross margins decreased to 85% from 87% for the same quarter last year but remained consistent with the prior quarter. EDGAR Online expects gross margins to be in a range from 84% to 87% as the Company continues to expand its sales and marketing efforts that drive subscriber growth.
    Operating loss was ($787,000), or ($0.04) per share, for the second quarter of 2004, compared to operating income of $47,000, or $0.00 per share, for the same quarter last year. Net loss for the second quarter of 2004 was ($782,000) compared to a net income of $23,000 in the same period a year ago. Prior year second quarter results included $1.0 million of technical services revenue.
    Revenues for the six months ended June 30, 2004 were $6.4 million compared to $7.8 million last year. Net loss was ($1.6 million) or ($0.09) per share for the six months ended June 30, 2004 compared to a net loss of ($1.1 million), or ($0.06) per share in the same period a year ago.
    At June 30, 2004, cash totaled $5.3 million compared to $3.9 million at December 31, 2003. In May 2004, the Company received net proceeds of $4.2 million related to the sale of common stock and warrants in conjunction with its completed secondary offering. Cash used in operations for the six months ended June 30, 2004 was $671,000, primarily due to a high accounts receivable balance from increased annual subscription sales. In addition, in January 2004, the Company made its final payment on the $1.9 million remaining promissory notes incurred in its acquisition of its technology center in Rockville, Maryland.



KEY FINANCIAL METRICS
(in thousands, except per share amounts)

                                     Quarters Ended  Six Months Ended
                                      2Q'04   2Q'03   2Q'04     2Q'03
                                     ------- ------- -------- --------

Seat-based Subscriptions             $1,715  $1,485  $ 3,320  $ 2,908
Data Sales                            1,095   1,301    2,257    2,493
Technical Services                      207   1,015      413    2,035
Advertising and E-commerce              220     193      393      394
                                     ------- ------- -------- --------
Total Revenues                       $3,237  $3,994  $ 6,383  $ 7,830

Net Income/(Loss)                    $ (782) $   23  $(1,643) $(1,093)
Interest (Income)/Expense, net           (5)     24       (7)      77
                                     ------- ------- -------- --------
Operating Income/(Loss)              $ (787) $   47  $(1,650) $(1,016)
Amortization and Depreciation           592     625    1,188    1,287
                                     ------- ------- -------- --------
EBITDA                               $ (195) $  672  $  (462) $   271

Net Income/(Loss) per share          $(0.04) $ 0.00  $ (0.09) $ (0.06)
EBITDA per share                     $(0.01) $ 0.04  $ (0.03) $  0.02


    In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. The Securities and Exchange Commission ("SEC") has adopted new rules concerning the use of non-GAAP financial measures. As required by the SEC, the Company provides the above reconciliation to net income (loss), which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, the Company's definition of EBITDA may not be consistent with that of other companies.

    Second Quarter Conference Call Reminder

    EDGAR Online will hold its quarterly conference call to review its results for the second quarter ended June 30, 2004 today, Tuesday, July 27th, 2004, at 5:00 p.m. Eastern Standard Time. Susan Strausberg, President and CEO, and Greg D. Adams, CFO and COO, will host the call. To participate, please call: Domestic: 877-407-8031, International:
201-689-8031. Investors also have the option of calling 877-660-6853(Domestic) or 201-612-4415(International), account number 1628 and conference ID 111202, for the teleconference replay, which will be available for approximately one week beginning at 7:00 p.m. Eastern Standard Time tonight. The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor.

    About EDGAR(R) Online(R), Inc.

    EDGAR Online, Inc. (http://www.edgar-online.com) is a financial information company specializing in making complex regulatory reporting by public companies actionable and easy-to-use. The Company makes financial information and a variety of analysis tools available via online subscriptions and licensing agreements to professionals in financial institutions, corporations and law firms.

    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues,
(ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) risks in connection with acquisitions, (viii) the time and expense involved in such development activities, (ix) the level of demand and market acceptance of our services and (x) changes in our business strategies.
    EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.



                        FINANCIAL TABLES FOLLOW


                          EDGAR Online, Inc.
            Condensed Consolidated Statements of Operations
               (in thousands, except per share amounts)

                                  Three Months Ended  Six Months Ended
                                       June 30            June 30
                                     (unaudited)        (unaudited)
                                     2004     2003      2004     2003
                                   -------  --------  -------  -------
Revenues:
   Seat-based subscriptions       $ 1,715  $  1,485  $ 3,320  $ 2,908
   Data sales                       1,095     1,301    2,257    2,493
   Technical services                 207     1,015      413    2,035
   Advertising and e-commerce         220       193      393      394
                                   -------  --------  -------  -------
Total revenues                      3,237     3,994    6,383    7,830

Total cost of sales                   484       502      969    1,051
                                   -------  --------  -------  -------

Gross profit                        2,753     3,492    5,414    6,779

Sales and marketing                   619       560    1,244    1,096
Product development                   373       403      766      928
General and administrative          1,956     1,857    3,866    3,700
Restructuring and severance
 charges                                -         -        -      784
Amortization and depreciation         592       625    1,188    1,287
                                   -------  --------  -------  -------
Total operating expenses            3,540     3,445    7,064    7,795

   Operating income/(loss)           (787)       47   (1,650)  (1,016)

Interest expense, net                   5       (24)       7      (77)
                                   -------  --------  -------  -------

   Net income/(loss)              $  (782) $     23  $(1,643) $(1,093)
                                   =======  ========  =======  =======

Weighted average shares
 outstanding - basic               19,148    16,978   18,070   16,991

Weighted average shares
 outstanding - diluted             19,148    17,271   18,070   16,991

Net income/(loss) per share -
 basic and diluted                $ (0.04) $   0.00  $ (0.09) $ (0.06)


                          EDGAR Online, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                                   June 30,
                                                    2004     Dec. 31,
                                                 (unaudited)   2003
                                                 ----------- ---------
                     Assets

Cash                                               $  5,278  $  3,860
Accounts receivable, net                              2,336     1,430
Other assets                                            311       439
                                                    --------  --------
     Total current assets                             7,925     5,729

Property and equipment, net                           1,325     1,477
Goodwill                                              2,189     2,189
Intangible assets, net                                8,630     9,465
Other assets                                            284       285
                                                    --------  --------
     Total assets                                  $ 20,353  $ 19,145

      Liabilities and Stockholders' Equity

Accounts payable and accrued expenses              $    993  $  1,061
Deferred revenues                                     2,737     2,040
Notes payable and accrued interest                        -     1,926
                                                    --------  --------
     Total current liabilities                        3,730     5,027

Other long term payables                                 61       103
                                                    --------  --------

     Total liabilities                                3,791     5,130

Stockholders' equity:
Common stock                                            226       172
Treasury stock                                         (332)     (332)
Additional paid-in capital                           62,455    58,319
Accumulated deficit                                 (45,787)  (44,144)
                                                    --------  --------
     Total stockholders' equity                      16,562    14,015

     Total liabilities and stockholders' equity    $ 20,353  $ 19,145

    CONTACT: EDGAR(R) Online(R)
             Greg Adams, 203-852-5666
             gadams@edgar-online.com